AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

May 17, 2007

Registration No. 333-140541

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4037641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 N. Reo Street

Suite 300

Tampa, FL 33609

(813) 261-5157

(Address, including zip code and telephone number of Principal Executive Offices)

____________________________________

MARK SCOTT

IA GLOBAL, INC.

550 N. REO STREET, SUITE 300

TAMPA, FL 33609

(813) 261-5157

(Name, address, including zip code, and telephone number, including area code,

of agent for service of each registrant)

WITH A COPY TO:

KEVIN J. LAVIN, ESQ.

ARNOLD & PORTER LLP

1600 TYSONS BOULEVARD

SUITE 900

MCLEAN, VIRGINIA 22102

(703) 720-7011

____________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 17, 2007.

PROSPECTUS

IA Global, Inc.

43,775,000 Shares of Common Stock

The shares of our common stock offered by this Prospectus includes (i) 43,750,000 shares of our common stock the company issued to the selling shareholders of Australian Secured Financial Limited and its affiliates Australian Secured Investments Ltd and ADJ Services Pty Ltd. (collectively, “ASFL”) related to the Company’s 36% equity investment in ASFL which closed on October 19, 2006 and which were exchanged from Series A-1 Convertible Preferred Stock to common stock on February 9, 2007; and (ii) 25,000 shares issued to AIM Capital Holdings in October 2005 related to investor relations services. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 11 of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On May 15, 2007, the last reported sale price for our common stock as reported on the AMEX was $.42 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 17, 2007.

TABLE OF CONTENTS

Prospectus Summary	1

Description of Capital Stock	1

Risk Factors	3

Forward-Looking Statements	9

Use of Proceeds	10

Selling Shareholders	10

Plan of Distribution	11

Legal Matters	12

Experts	12

Notice Relating to this Prospectus	12

Where You Can Find More Information	13

Incorporation of Certain Documents by Reference	13

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

i

Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and Our Business

IA Global, Inc. (“IA Global”) is a public holding company focused on acquiring primarily small to midsize Asian Pacific companies that operate in the telecommunication and finance markets. IA Global also owns a 100% equity interest in Global Hotline, Inc., which operates call centers and is a reseller of telephone and broadband lines and medical insurance in Japan. On October 19, 2006, we acquired a 36% equity interest in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd and ADJ Services Pty Ltd. (collectively, “ASFL”) which raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property.

We intend to continue to operate primarily as a holding company. We intend to grow our Global Hotline business, which is well positioned to take advantage of recent changes in the Japanese telecommunications and medical insurance markets. Also, we intend to increase the number of our majority-owned companies by acquiring primarily Asia Pacific small to midsize companies in the telecommunication and finance markets.

Corporate Information

We were incorporated in Delaware on November 12, 1998 under the name foreignTV.com, Inc. In December 1999, we changed our name to Medium4.com, Inc. On January 3, 2003, we changed our name to IA Global, Inc. Our executive offices are located at 550 N. Reo Street, Suite 300, Tampa, FL 33609, but our operations are located primarily in Japan and Australia. Our telephone number is (813) 261-5157. The address of our website is www.iaglobalinc.com. Information on our web site is not part of this Prospectus.

The Company’s Common Stock

The Company’s common stock trades on the American Stock Exchange (“AMEX”) under the symbol “IAO.”

Description of Capital Stock

Common Stock

The Company’s common stock is $.01 par value, 250,000,000 shares authorized and as of February 9, 2007, we had 152,915,157 issued and outstanding held by approximately 183 stockholders of record. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock

The Company’s preferred stock is $.01 par value, 5,000 shares authorized and none issued and outstanding.

Equity Investment

On October 19, 2006, the Company closed its 36% equity investment in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd and ADJ Services Pty Ltd. (collectively, “ASFL”), Australian companies. The transaction was structured as a share exchange in which the Company issued 4,375 of Series A-1 Convertible Preferred Stock (“Series A-1 Preferred Stock”) that was exchangeable into 43,750,000 shares of common stock upon certain conditions discussed below in exchange for 36% of ASFL’s outstanding common shares. The parties agreed to value the Company’s common stock at $.16 per share, which was the closing market price on October 2, 2006 and the day before the signing of the initial term sheet on October 3, 2006. In addition, IAO paid $250,000 at closing and $125,000 on January 19, 2007 and agreed to pay $125,000 within one hundred and eighty days of closing. The total value of the investment totals $7,500,000. The Series A-1 Preferred Stock were converted into common stock on February 2, 2007.

Australian Secured Investments Ltd raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property. Australian Secured Investments Ltd has an Australian Financial Services License issued by the Australian Securities & Investments Commission.

This transaction expanded the Company’s Asia Pacific business beyond Japan and was a new investment approach for the Company. This investment allows us to record 36% of ASFL’s net income as miscellaneous income.

The Series A-1 Preferred Stock were issued to the accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and/or Regulation D promulgated under the Securities Act.

A copy of the Share Exchange Agreement (“Exchange Agreement”) for the exchange is filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 24, 2006 and is incorporated herein by reference.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Certificate of Incorporation and Bylaws, the Delaware General Corporation Law and the Exchange Agreement.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 43,775,000 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 13 of this prospectus.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment. You should acquire shares of our common stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” on page 9.

Risks Related to our Business

WE COULD BE DE-LISTED BY THE AMERICAN STOCK EXCHANGE

On January 11, 2007, the Company received notice that the Listing Qualification Panel of the AMEX Committee on Securities had accepted the plan submitted by the Company at the Oral Hearing held on October 31, 2006. The Company was given an extension of its listing through the filing of its December 31, 2006 Form 10-K on approximately March 31, 2007 in accordance with Section 1009 (e) of the AMEX Company Guide.

With the closing of the ASFL transaction on October 19, 2006 and the projected increased revenues in the Global Hotline business from its new 2006 and 2007 contracts, the Company is in compliance with the AMEX continued listing standards and its common stock continues to trade on AMEX.

There is no guarantee that we will be successful at maintaining our AMEX listing. If our common stock was to be de-listed by AMEX, we expect that our shares would continue to be traded as a bulletin board stock. Not maintaining our AMEX listing would materially affect the ability of our stockholders to dispose of their shares, reduce the liquidity of their investment and affect our ability to obtain financing to support future operations and acquisitions.

OUR CONTROLLING SHAREHOLDER GROUP HAS SUBSTANTIAL INFLUENCE OVER OUR COMPANY.

As of February 9, 2007, IAJ LBO Fund, PBAA, Terra Firma, IAJ, Hiroki Isobe and Kyo Nagae collectively hold approximately 53.1% of our common stock (collectively, the “Controlling Shareholders”). The share ownership percentages excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority and 12,500,018 shares of our common stock issuable upon conversion of the convertible debentures. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (“Exchange Act”). Hiroki Isobe and Kyo Nagae control each of our Controlling Stockholders.

IAJ has the ability to cause a change of control of our board of directors by electing candidates of its choice to the board at a stockholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other stockholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the company, which in turn could adversely affect the market price of our common stock.

RISKS RELATED TO OUR CONTROLLING SHAREHOLDER GROUP

We have been reliant on the company’s Controlling Shareholders in assisting us in raising financing to carry out our acquisitions and to fund our operations. We may need to obtain additional financing from our Controlling Shareholders in order to continue our current operations, including the cash flow needs of Global Hotline, to acquire businesses and to maintain the AMEX listing requirements of $6 million in stockholders’ equity for continued listing of our shares. There can be no assurance that our controlling shareholder group will continue to provide financial support to us.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES COULD DEPRESS THE PRICE OF OUR

STOCK.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of February 9, 2007, 152.9 million shares of common stock were outstanding. Significant shares were held by our principal stockholders and other company insiders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”) of the company, our principal stockholders and other company insiders may only sell their shares of common stock in the public market in compliance with Rule 144, including the volume limitations therein.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION AND INSURANCE INDUSTRIES.

The Japanese telecommunications market is experiencing significant growth in alternative carriers due to recent regulatory changes that now permit individuals and companies to choose their telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a call center and reseller of telephone and broadband lines in Japan.

• It’s contracts with significant telecommunication and insurance companies may not be renewed;

• The cost to hire and train staff to startup new contracts is significant;

• Increased usage of wireless technology for telephone and internet usage;

• Passing of new or changes in existing legislation;

• Impact of privacy laws;

• New competitors;

• Decreased pricing;

• Changes in the availability of employees or wages paid to employees to operate the call centers;

• Loss of key personnel; and

In addition, the Global Hotline business has a concentration of customers with five customers. During the year ended December 31, 2005, one customer accounted for substantially all of Global Hotline’s revenue in 2005. Global Hotline has diversified its customer base in 2006. Our business is dependent upon our ability to operate efficiently by maintaining tight control on cash flows. Any change in these factors could adversely affect our ability to achieve the contract rates and to operate as a call center and reseller of telephone and broadband lines and insurance products in Japan. This could result in a repayment of cash paid under the contracts, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE EXPOSED TO CHANGES IN THE AUSTRALIAN FINANCE INDUSTRY

The Australian finance industry is experiencing significant change. We own 36% of ASFL which raises funds through the issuance of debentures in Australia and provides short term loans for the purpose of business or investment in Australia that are secured by real property. ASFL may be affected by the following factors that would impact its ability to operate as a short term lender in Australia.

• Risks related to mortgage lending, including customers may not be able to repay the loans, the value of the underlying security may decline, ASFL is reliant on property valuations to ensure collectibility of the loans and we are reliance on customers maintaining adequate insurance on the real property;

• ASFL’s license could be terminated;

• General economic conditions and changes in interest rates;

• The loan portfolio is concentrated in a small number of significant loans;

• Passing of new or changes in existing legislation;

• New competitors;

• Decreased pricing;

• Litigation risk;

• ASFL could default on its debentures;

• ASFL may not be able to raise sufficient funds from debentures to adequately fund the business; and

• Loss of key personnel.

The ASFL business is also dependent upon our ability to operate efficiently by maintaining tight control on cash flows and raising funds from debentures. Any change in these factors could adversely affect our ability to operate as a short term lender in Australia. This could have a material adverse effect on ASFL’s business, prospects, financial condition and results of operations.

WE MAY NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE

BUSINESSES.

We may need to obtain additional financing in order to continue our current operations, including the cash flow needs of Global Hotline and its subsidiaries, to acquire businesses and to maintain AMEX listing requirements of $6 million in stockholders’ equity for continued listing our shares. There can be no assurance that we will be able to secure additional funding, or that if such funding is available, whether the terms or conditions would be acceptable to us, from our major shareholders or otherwise.

Moreover, if we raise additional capital through borrowing or other debt financing, we would incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. If we raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders. Any inability to obtain additional financing may materially affect our business, financial condition and results of operations.

WE MAY ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND

DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN

EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed acquisitions during early 2003, August 2003, March 2004, June 2004 and June 2005; we invested in a joint venture in July 2003; made an equity investment in October 2006; we sold businesses in December 2003, May 2005, July 2005 and April 2006; and we divested a joint venture interest in October 2004. Such transactions are accompanied by a number of risks, including:

• Use of significant amounts of cash,

• Potentially dilutive issuances of equity securities on potentially unfavorable terms,

• Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets, and

• The possibility that we may pay too much cash or issue too much of our stock as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

• Diversion of management time during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products,

• Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

• The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

• The need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies,

• The need to sell acquired technology and products into the marketplace,

• The need to incorporate acquired technology, content or rights into our products and anticipated expenses related to such integration, and

• The need to successfully develop an acquired in-process technology to achieve the value currently capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

• Effectively transfer liabilities, contracts, facilities and employees to the purchaser,

• Identify and separate the intellectual property to be divested from the intellectual property that we wish to keep,

• Reduce fixed costs previously associated with the divested assets or business, and

• Collect the proceeds from the divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions.

If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

THE COMPANY IS EXPOSED TO LEGAL CLAIMS.

In April 2006, we received notice of a suit filed against IAJ, the company and others in the King County Superior Court of the State of Washington by Flashpoint Ventures, LLC (“Flashpoint”) relating to the acquisition by Activated Matrix Partners, LLC (“AMP”) of shares of Activated Content Corporation (“ACC”) stock from IAJ. In September and October 2006, we received notice of claims filed in the King County Superior Court proceeding by AMP, ACC and an officer of these companies, Dorsey and Whitney, LLP, attorneys for AMP, and Markwood Capital Alliance. We have filed a motion to dismiss the claims made by Flashpoint against the company for lack of personal jurisdiction over the company and for failure to state a claim. A hearing is expected during the first quarter of 2007. We believe that we have been improperly included in this dispute between AMP, ACC, Flashpoint, Dorsey and Whitney, Markwood Capital Alliance and IAJ, and that there is no basis for the claims made by the parties against the company. We will vigorously defend against these claims.

We have not provided for a provision in these litigation matters. We believe there are no other pending legal proceedings that if adversely determined would have a material adverse effect on our business or financial condition.

OUR CUSTOMER BASE IS CONCENTRATED.

Global Hotline has contracts with three major Japanese telecommunications companies and two major United States insurance companies. The loss of these contracts would have a material adverse impact on Global Hotline’s ability to meet its requirements under its contracts with its significant customers.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our common stock has been and is likely in the future to be highly volatile. Our common stock price may fluctuate significantly in response to factors such as:

• Quarterly variations in our operating results,

• Announcements of technological innovations,

• New product introductions by us or our competitors,

• Competitive activities,

• Announcements by us regarding significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, liquidity, defaults by our majority shareholder and our AMEX listing,

• Additions or departures of key personnel,

• Issuance of convertible or equity securities for general or merger and acquisition purposes,

• Issuance of debt or convertible debt for general or merger and acquisition purposes,

• Issuance of loans to customers or related or affiliated parties,

• General market and economic conditions,

• Investor relation activities,

• Defending significant litigation, and

• Foreign exchange gains and losses.

The stocks of technology companies have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. Factors like this could have a material adverse effect on our business, financial condition and results of operations.

WE HAVE A LIMITED OPERATING HISTORY.

We have a limited operating history on which to base an evaluation of our business and prospects, having only commenced our initial business operations in April 1999. In addition, we have shifted our business from broadband entertainment channels and revenues derived from advertising to operating primarily as a holding company. We acquired Rex Tokyo, one of our two principal subsidiaries, in 2004, and have divested our interest in Rex Tokyo in April 2006. Accordingly, unless we acquire other businesses, our only significant revenue in 2006 will come from Global Hotline, which we acquired in June 2005 and ASFL, which we made a 36% equity investment in on October 19, 2006.

Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development, companies in new and rapidly evolving markets such as the market for telecommunication and technology products and services.

Since we have a limited history of operations, investors will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against their past or present equivalents.

WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

We have experienced net losses since inception. Our net loss from operations may continue for the foreseeable future. There can be no assurance that we will ever achieve profitability.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS.

The majority of our operations are located in Japan and we have an equity investment on Australia. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Australian Dollar and US Dollar would have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE DEPENDENT ON KEY PERSONNEL.

We have experienced turnover of management and directors. Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

THE ABOVE RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE BEFORE PURCHASING THE SECURITIES OFFERED HEREBY. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN OR INCORPORATED HEREIN BY REFERENCE, THE DISCUSSION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED ABOVE, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN OR INCORPORATED HEREIN BY REFERENCE.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the common stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of common stock. We will receive no proceeds from the sale of shares of common stock in this offering.

Selling Shareholders

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their common shares of our common stock offered by this Prospectus related (i) 43,750,000 shares of our common stock the Company issued to the former shareholders of ASFL related to its 36% equity investment in ASFL which closed October 19, 2006 and which were converted from Series A-1 Preferred Stock to common stock on February 9, 2007; and (ii) 25,000 shares issued to AIM Capital Holdings in October 2005 related to investor relations services. None of the selling shareholders has had a material relationship with us during the past three years.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

	No. of	Percentage of	Total Shares
	Shares	Outstanding	Registered
Name of Selling Shareholder	Owned	Shares (1)	For Sale
McFraui Pty Ltd A C N 119 708 486 ATF The McFraui Trust	29,926,200	19.6%	29,926,200
Baddas Investments Pty Ltd A C N 119 753 507 ATF The Baddas 1 Trust	10,785,587	7.1%	10,785,587
Jonathan Philip Pepper ATF The Pepper Family Trust	2,278,648	1.5%	2,278,648
Kiara Sue Brace	151,913	*	151,913
Welcome Angels Services Pty Ltd ACN 059 634 383 ATF The UAPC Discretional Trust	151,913	*	151,913
Jarit Partners Pty Ltd ATF The Murphy Family Trust	151,913	*	151,913
Charles Margerison	151,913	*	151,913
Nvesta Pty Ltd A C N 098 944 775	151,913	*	151,913
AIM Capital Corporation	25,000	*	25,000

(1) The share ownership percentages described in this Form S-3 excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 12,500,018 shares issuable upon exercise of $3,750,000 of convertible promissory notes.

* Less than 1%.

Plan of Distribution

We are registering the 43,775,000 shares of our common stock to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2005 and 2004 have been so incorporated in reliance on the report of Sherb & Co., LLP, independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q and 10Q/A, Current Reports on Form 8-K and 8-K/A, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you be referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.             Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007.

2.             Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed on May 15, 2007.

3.             Current Reports on Form 8-K filed with the SEC on January 3, 2007; January 12, 2007; January 16, 2007; January 17, 2007; January 18, 2007; January 29, 2007; January 31, 2007; February 13, 2007; February 27, 2007; March 2, 2007; March 7, 2007; March 26, 2007; March 29, 2007; March 30, 2007; April 5, 2007; April 11, 2007; April 20, 2007; April 23, 2007; April 30, 2007; May 2, 2007; and May 4, 2007.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

IA Global, Inc.

550 N. Reo Street

Suite 300

Tampa, FL 33609

(813) 261-5157

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (“SEC”) registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$ 702.59
American Stock Exchange additional listing fee	60,000.00
Accounting fees and expenses	5,000.00
Legal fees and expenses	5,000.00
Registrar and transfer agent’s fees and expenses	2,000.00
Printing and engraving expenses	5,000.00
Miscellaneous	800.00
Total expenses	$ 78,502.59

Item 15. Indemnification of Directors and Officers

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 16. Exhibits

3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment, dated January 3, 2003, to the Certificate of Incorporation of the Registrant (2)
3.2	Bylaws (5)
3.3	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock (3)
3.4	Certificate of Amendment, dated June 17, 2004, to the Certificate of Incorporation of the Registrant (4)
3.5	Certificate of Amendment, dated June 7, 2005, to the Certificate of Incorporation of the Registrant. (7)
3.6	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Registrant’s Series B Convertible Preferred Stock (9)
3.7	Certificate Eliminating Reference to a Series B Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated October 18, 2006. (8)
3.9	Certificate of Designations, Rights and Preferences of the Series A-1 Preferred Stock of IA Global, Inc. dated October 18, 2006. (8)
4.1	Specimen of Stock Certificate (1)
5.1	Opinion of Arnold and Porter LLP (10)
10.1	Share Exchange Agreement dated October 19, 2006 amongst IA Global, Inc., Australian Secured Financial Limited (“ASFL”) and the selling shareholders of ASFL. (8)
10.2	Stock Issuance Request dated September 23, 2005 related to the issuance of 25,000 shares to AIM Capital Corporation (10)
23.1	Consent of Sherb and Co., LLP Independent Registered Public Accounting Firm (10)

(1) Filed as an exhibit to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-71733), and incorporated herein by reference.

(2) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated January 3, 2003, and incorporated herein by reference.

(3) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference

(4) Filed as an exhibit to Registrant’s Annual Report on Form 10-K, dated March 30, 2004, and incorporated herein by reference.

(5) Filed as an exhibit to Registrant’s Registration Statement on Form 8-A (File No. 1-15863), and incorporated herein by reference.

(6) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated June 29, 2005, and incorporated herein by reference.

(7) Filed as an exhibit to Registrant’s Registration Statement on Form S-3 (File No. 333-127205), dated August 4, 2005, and incorporated herein by reference.

(8) Filed as an exhibit to Registrant’s Current Report on Form 8-K, dated October 19, 2006 and filed on October 24, 2006, and incorporated herein by reference.

(9) Filed as an exhibit to Registrant’s Quarterly Report on Form 10-Q, dated May 15, 2006 and filed on May 15, 2006, and incorporated herein by reference.

(10) Filed as an exhibit to Registrant’s Form S-3 filed on February 9, 2007, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Tampa, Florida, on this 17th day of May 2007.

IA GLOBAL, INC.

By: /s/ Mark Scott
Mark Scott
President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 8th day of February 2007 by the persons and in the capacities indicated below.

Signature	Title

/s/ Mark Scott Mark Scott	Director, President and Chief Financial Officer (Principal Executive and Financial and Accounting Officers)

/s/ Raymond Christinson Raymond Christinson	Director

/s/ Mazasumi Ishii Masazumi Ishii	Director

/s/ Eric La Cara Eric La Cara	Director

_______________ Clifford J. Bernstein	Director

_______________ Derek Schneideman	Director